Exhibit 97
LiveRamp Holdings, Inc.
Clawback Policy

(Effective October 2, 2023)

1.Purpose. This Policy sets forth the terms on which the Company may recover erroneously awarded compensation received by an executive officer. This Policy is intended to comply with Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder and New York Stock Exchange Listed Company Manual Section 303A.14.
2.Administration. The Committee shall administer and interpret this Policy in accordance with New York Stock Exchange Listed Company Manual Section 303A.14, Section 10D of the Exchange Act and other applicable Federal securities laws. Except as limited by law, and subject to the provisions of this Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Policy and to amend this Policy, in each case, as it may deem necessary or proper, all of which shall be executed in the best interests of the Company and in keeping with the objectives of this Policy. Subject to Section 4(e), this Policy also may be administered by the Board, and references in this Policy to the “Committee” shall be understood to refer to the full Board.
3.Definitions. For purposes of this Policy, the following terms shall have the meanings set forth below.
(a)“Board” means the Board of Directors of LiveRamp Holdings, Inc.
(b)“Committee” means the Compensation Committee of the Board.
(c)“Company” means LiveRamp Holdings, Inc., together with each of its direct and indirect subsidiaries.
(d)“Exchange” means the New York Stock Exchange.
(e)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(f)“erroneously awarded compensation” has the meaning set forth in Section 4(d).
(g)“executive officer” shall have the meaning assigned to such term in Rule 10D-1(d) under the Exchange Act, which shall include (i) executive officers identified by the Company pursuant to Item 401(b) of Regulation S-K and (ii) each individual who is or was designated as an “officer” of the Company in accordance with Rule 16a-1(f) under the Exchange Act.
(h)“financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

(i)“incentive-based compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.
(j)“received” has the following meaning: incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
(k)“senior officer” means an officer of the Company having the title of Senior Vice President of the Company or higher.
4.Recovery of Erroneously Awarded Compensation
(a)The Company shall recover reasonably promptly the amount of erroneously awarded compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(b)This Policy shall apply to incentive-based compensation received by a person (i) after beginning service as an executive officer, (ii) who served as an executive officer at any time during the performance period for that incentive-based compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement as described in Section 4(a). In addition to the last three completed fiscal years, this Policy shall apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.
(c)The date on which the Company is required to prepare an accounting restatement as described in Section 4(a) is the earlier to occur of: (i) the date on which the Board, a committee thereof or the Company’s officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in Section 4(a); or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement as described in Section 4(a).
(d)The amount of incentive-based compensation subject to this Policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and shall be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
(e)Notwithstanding the foregoing, the Company shall recover erroneously awarded compensation in compliance with this Policy except to the extent that the conditions of clauses (i), (ii) or (iii) below are met and the Committee (or in the absence thereof, a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable.
(i)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.
(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and shall provide such opinion to the Exchange.
(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
5.Recovery in the Event of Misconduct.
(a)If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the United States securities laws as a result of the conduct of a senior officer, the Committee may require reimbursement to the Company of any erroneously awarded compensation that was paid to any such senior officer during the three completed fiscal years immediately preceding the first public issuance or filing with the Securities and Exchange Commission of the financial document of the Company in which the material noncompliance was contained.
(b)The Committee will determine whether material noncompliance with a financial reporting requirement is the result of intentional misconduct of the senior officer.

6.Method of Recovery. The Committee shall determine, in its sole and absolute discretion, the method or methods for recovering erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each executive officer, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the Exchange.

7.Indemnification Prohibited. The Company shall not indemnify any current or former executive or senior officer against the loss of erroneously awarded compensation.
8.Decisions Binding. In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of and professional advisors to the Company. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company and any current or former executive officer affected by such action or inaction.
9.Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable filings of the Securities and Exchange Commission.
10.Acknowledgement. Each award agreement or other document setting forth the terms and conditions of any incentive-based compensation granted to an executive officer shall include a provision incorporating the requirements of this Policy. Each executive officer will be required to sign the Acknowledgement Form attached hereto as Exhibit A as a condition to receiving grants or awards of incentive-based compensation. The remedy specified in and any right of recovery under this Policy shall not be exclusive and shall be in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy, compensation or benefit plan, agreement or arrangement or other agreement or applicable law.

Exhibit A

LiveRamp Holdings, Inc.
Clawback Policy

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the LiveRamp Holdings, Inc. Clawback Policy (the “Clawback Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Clawback Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Clawback Policy and that the Clawback Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Clawback Policy, including, without limitation, by returning any erroneously awarded compensation (as defined in the Clawback Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

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